VALHI DECLARES QUARTERLY DIVIDEND AND
ANNOUNCES RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS . . . May 28, 2009 . . . Valhi, Inc. (NYSE:  VHI) announced today that its board of directors has declared a regular quarterly dividend of ten cents per share on its common stock, payable on June 30, 2009 to stockholders of record at the close of business on June 10, 2009.

Valhi also announced that its stockholders had re-elected each of its seven directors for terms of one year at the annual stockholder meeting held today.  Valhi’s directors are:  Thomas E. Barry, Norman S. Edelcup, W. Hayden McIlroy, Glenn R. Simmons, Harold C. Simmons, J. Walter Tucker, Jr. and Steven L. Watson.

Valhi is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

* * * * *